Exhibit 23.1(b)

Independent Auditors’ Consent

We consent to the use of our report dated 20 October 2010, with respect to the balance sheet of UK Independent Medical Services Limited as of 31 March 2010, and the related profit and loss account, cash flow statement and reconciliation of movements in shareholders’ funds for the year then ended included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ KPMG LLP

Newcastle upon Tyne

England, United Kingdom

26 October 2010